THIRD SUPPLEMENTAL INDENTURE Third Supplemental Indenture, dated as of May 25, 2022, (this “Third Supplemental Indenture”) among Perrigo Company plc, an Irish public limited company (the “Company”), Perrigo Investments, LLC, Perrigo Investments Capital, Inc., Athena Neurosciences, LLC, CP Kayak Holdings, Inc., Elan Pharmaceuticals, LLC, PBM Nutritionals, LLC, Perrigo Diabetes Care, LLC, Perrigo International Holdings II, Inc., Perrigo New York, Inc., Perrigo Oral Health Care Holdings, Inc., Ranir Global Holdings, LLC, Ranir, LLC, PBM Products, LLC, PBM Foods, LLC, PBM Canada Holdings, LLC, PBM China Holdings, LLC, Perrigo Mexico Investment Holdings, LLC, Perrigo International Holdings, LLC, Perrigo Florida, Inc., Perrigo Direct, Inc., Perrigo Americas Holdings, Inc., Gr8ness, LLC, L. Perrigo Company, Perrigo Company, Perrigo Finance (US) LLC, Perrigo International, Inc., Perrigo Management Company, Perrigo Research & Development Company, Perrigo Sales Corporation, PMI Branded Pharmaceuticals, Inc., Galpharm Healthcare Limited, Galpharm International Limited, Omega Pharma Limited, Perrigo Pharma Limited, Perrigo UK Acquisition Limited, Ranir (Holdings) Limited, The Learning Pharmacy Ltd., Wrafton Laboratories Limited, Ranir Limited, Solent Oral Care LTD, Kiteacre Limited, Biover NV, Jaico R.D.P. NV, Medgenix Benelux NV, OCE-BIO BV, Omega Pharma Belgium NV, Omega Pharma Capital NV, Omega Pharma Innovation & Development NV, Omega Pharma International NV, Omega Pharma Trading NV, Perrigo Europe Invest NV, Perrigo Holding NV, Perrigo Finance Unlimited Company, Chefaro Ireland Designated Activity Company, Habsont Unlimited Company, Perrigo Corporation Designated Activity Company, Perrigo Holdings Unlimited Company, Perrigo International Finance Designated Activity Company, Perrigo Ireland 1 Designated Activity Company, Perrigo Ireland 10 Unlimited Company, Perrigo Ireland 2 Designated Activity Company, Perrigo Ireland 3 Designated Activity Company, Perrigo Ireland 8 Designated Activity Company, Perrigo Ireland 4 Unlimited Company, Perrigo Ireland 5 Unlimited Company, Perrigo Ireland 6 Unlimited Company, Perrigo Pharma International Designated Activity Company, Perrigo Ireland Management Designated Activity Company, Perrigo Ireland 9 Unlimited Company, Perrigo Ireland 11 Designated Activity Company, Perrigo Ireland 12 Designated Activity Company, Perrigo Ireland 13 Designated Activity Company, Perrigo Science One Designated Activity Company, Perrigo Science Eight Unlimited Company and Omega Teknika Designated Activity Company (each a “New Perrigo Guarantor”, and collectively the “New Perrigo Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). W I T N E S S E T H WHEREAS, the Company, the Guarantors (as defined in the Indenture) and the Trustee are parties to an indenture (the “Indenture”), dated as of November 8, 2013, as supplemented by the First Supplemental Indenture among the Company, the Initial Guarantors (as defined therein), the Perrigo Guarantors (as defined therein) and the Trustee, dated as of December 18, 2013, and the Second Supplemental Indenture among the Company, the Elan Guarantors (as defined therein) and the Trustee, dated as of February 14, 2014, providing for the issuance by the Company of $500,000,000 aggregate principal amount of 1.30% Senior Exhibit 4.1

Notes due 2016 (the “2016 Notes”), $600,000,000 aggregate principal amount of 2.30% Senior Notes due 2018 (the “2018 Notes”), $800,000,000 aggregate principal amount of 4.00% Senior Notes due 2023 (the “2023 Notes”) and $400,000,000 aggregate principal amount of 5.30% Senior Notes due 2043 (the “2043 Notes” and, together with the 2016 Notes, the 2018 Notes and the 2023 Notes, the “Notes”); WHEREAS, the Initial Guarantors, Perrigo Guarantors and Elan Guarantors are no longer Guarantors under the Notes; the 2016 Notes, the 2018 Notes and the 2023 Notes are no longer outstanding; WHEREAS, the New Perrigo Guarantors now wish to provide an irrevocable and unconditional guarantee in respect of the 2043 Notes and the guarantees of each New Perrigo Guarantor will constitute a direct benefit to such New Perrigo Guarantor and will be in furtherance of the corporate purposes of such New Perrigo Guarantor or necessary or convenient to the conduct, promotion or attainment of the business of such New Perrigo Guarantor and, accordingly, in consideration therefor, each New Perrigo Guarantor is willing to guarantee the 2043 Notes on the terms set forth herein; WHEREAS, Section 901(15) of the Indenture provides that the Trustee is authorized to execute and deliver this Third Supplemental Indenture without the consent of the Holders of the 2043 Notes to provide for the guarantee of the 2043 Notes; WHEREAS, pursuant to Section 903 of the Indenture, the Trustee is authorized to execute and deliver this Third Supplemental Indenture. NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the 2043 Notes as follows: (1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. (2) Agreement to be Bound. Each New Perrigo Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. (3) Guarantee. Each New Perrigo Guarantor agrees, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the 2043 Notes and the Trustee the obligations of the Company pursuant to and as set forth in Article Seventeen of the Indenture. In addition, in respect of each New Perrigo Guarantor incorporated or existing under Belgian law (each a “Belgian Guarantor”) its obligations and the granting of its Guarantee shall be limited as follows:

(a) the Guarantee granted by any Belgian Guarantor shall not include and shall not extend to cover any payment obligation arising out of amounts used to fund directly or indirectly the acquisition of shares of such Belgian Guarantor to the extent that by assuming such obligation the Belgian Guarantor would be deemed to be providing prohibited financial assistance to the acquisition of its own shares or capital participations, as prohibited under Article 5:152 or Article 7:227 (as applicable) of the Belgian Code of Companies and Associations; and (b) the aggregate liability of a Belgian Guarantor for the obligations of any Loan Party, which is not a direct or indirect Subsidiary of that Belgian Guarantor, shall at all times be limited to an amount not exceeding the greater of: (i) an amount equal to 90% of that Belgian Guarantor’s net assets (eigen vermogen/capitaux propres) as determined in Article 5:142 or Article 7:212 (as applicable) of the Belgian Code of Companies and Associations, but not taking intra group debt into account as debt, as calculated on the basis of its most recent financial statements on the date of which a demand for payment is made; (ii) an amount equal to 90% of that Belgian Guarantor’s net assets (eigen vermogen/capitaux propres) as determined in accordance with Article 5:142 or Article 7:212 (as applicable) of the Belgian Code of Companies and Associations, but not taking intra group debt into account as debt, as calculated on the basis of its most recent financial statements on the date of this Third Supplemental Indenture; and (iii) the aggregate amount of all moneys, either directly or through one or more members of the Group made available to (i) that Belgian Guarantor and (ii) the Subsidiaries of that Belgian Guarantor, in each case, irrespective of whether retained or on-lent by the Belgian Guarantor or its Subsidiary. (4) Release of Guarantee. (a) The Guarantee of each New Perrigo Guarantor shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon: (i) the consummation of any transaction permitted under the Indenture (including a sale, transfer, disposition or distribution of such Guarantor to a Person that is not the Company or one of its Subsidiaries) resulting in such Guarantor ceasing to be a Subsidiary; (ii) upon the merger or consolidation of any Guarantor with and into the Company or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company;

(iii) the release or discharge of the guarantee by such Guarantor of all outstanding indebtedness under the Permanent Credit Facilities (as defined in the Indenture); or (iv) the exercise by the Company of its legal defeasance option or covenant defeasance option pursuant to Article Fourteen of the Indenture or the discharge of the Company’s obligations under the Indenture in accordance with the terms of the Indenture; and (b) such Guarantor delivering to the Trustee an Officers’ Certificate of such Guarantor or the Company and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction or release and discharge have been complied with. (5) Severability. In case any provision of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. (6) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of a New Perrigo Guarantor shall have any liability for any obligations of the Company or the Guarantors (including a New Perrigo Guarantor) under the 2043 Notes, any Guarantees, the Indenture or this Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting 2043 Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 2043 Notes. (7) Effect of Third Supplemental Indenture; Conflicts With Indenture. This Third Supplemental Indenture is executed by the New Perrigo Guarantors, the Company and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as amended and supplemented by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Third Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Third Supplemental Indenture shall govern. (8) Trustee Disclaimer. The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company and the New Perrigo Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Third Supplemental Indenture or the Guarantees of the New Perrigo Guarantors. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Third Supplemental Indenture. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the 2023 Notes and the 2043 Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes.

(9) Counterparts; Electronic Signatures. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterparty may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Third Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Supplemental Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. (10) Headings. The headings of the sections in this Third Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. [Signature Pages Follow]

[Signature Page to Third Supplemental Indenture] IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written. Perrigo Company plc By: Name: Sonia A. Hollies Title: Senior Vice President and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first above written.

Perrigo Investments, LLC
Perrigo Investments Capital, Inc.
CP Kayak Holdings, Inc.
Elan Pharmaceuticals, LLC
PBM Nutritionals, LLC
Perrigo Diabetes Care, LLC
Perrigo International Holdings II, Inc.
Perrigo New York, Inc.
Perrigo Oral Health Care Holdings, Inc.
Ranir Global Holdings, LLC
Ranir, LLC
PBM Products, LLC
PBM Foods, LLC
PBM Canada Holdings, LLC
PBM China Holdings, LLC
Perrigo Mexico Investment Holdings, LLC
Perrigo International Holdings, LLC
Perrigo Florida, Inc.
Perrigo Direct, Inc.
Perrigo Americas Holdings, Inc.
Gr8ness, LLC
L. Perrigo Company
Perrigo Company
Perrigo Finance (US) LLC
Perrigo International, Inc.
Perrigo Management Company
Perrigo Research & Development Company
Perrigo Sales Corporation
PMI Branded Pharmaceuticals, Inc.

By: Sonia A. Hollies
Name: Sonia A. Hollies
Title: Senior Vice President and Treasurer

Athena Neurosciences, LLC

By: Sonia A. Hollies
Name: Sonia A. Hollies
Title: President and Treasurer

[Signature Page to Third Supplemental Indenture]